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                                                                    EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
Solo Cup Company:


We consent to the use of our report dated May 7, 2004, with respect to the consolidated balance sheets of Solo Cup Company and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to the adoption of Statement of Financial Accounting Standards
(SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as of January 1, 2001 and SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, as of January 1, 2002.


/s/ KPMG LLP

Chicago, Illinois
June 24, 2004